Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 3rd day of May, 2024 (the “Effective Date”), by and between Imunon, Inc., a Delaware corporation (the “Company”), and Stacy Lindborg, Ph.D., an individual (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to retain the Executive to serve in the capacities of President and Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive desires to commence employment in such capacities on such terms and conditions.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties, intending to be legally bound, agree as follows:

1.	Employment Duties and Acceptance.

(a)	In accordance with the terms of this Agreement, the Company hereby employs the Executive for the Employment Period (as hereinafter defined) to render full-time services to the Company as President and Chief Executive Officer and to perform the customary duties and bear the customary responsibilities of such positions and such other duties and responsibilities, commensurate with such positions, as the Executive shall be directed from time to time by the Board of Directors of the Company (the “Board”) to perform or bear, which duties and responsibilities shall be consistent with the provisions of the Amended and Restated Bylaws of the Company as in effect from time to time (the “Bylaws”) that relate to or bear upon the duties of a director or President and Chief Executive Officer.

(b)	The Executive shall report to the Board and agrees to consult with, and take appropriate direction from, the Executive Chairman of the Board so long as the Chairman is an employee of the Company. Executive shall commence employment on May 13, 2024 or on the date immediately following any notice period required by her current employer (the “Start Date”).

(c)	As of the Effective Date, the Executive hereby accepts such employment and agrees to render the services described above, commencing on the Start Date, in accordance with the terms of this Agreement.

(d)	In addition to the roles and duties set forth above, the Executive will continue to serve in her role as a member of the Board for the remainder of her current elected term; provided, however, that the Executive will no longer be eligible to receive compensation related to Executive’s service on the Board following her start date as an employee of the Company. With respect to future terms as a member of the Board, the Executive further agrees to accept election and to serve during all or any part of the Term as a director of the Company without any compensation therefor other than that specified in this Agreement, if elected to such position by the Board or the stockholders of the Company. At all times during the Term, the Company shall include the Executive in the management slate for election as a director at every stockholders’ meeting at which her term as a director would otherwise expire. At the request of the Board, following any termination of this Agreement by either party, or the expiration of this Agreement, the Executive promptly shall tender her resignation as a director of the Company.

(e)	The principal place of employment of the Executive hereunder shall at all times during the Term be in the Lawrenceville, New Jersey area or such other location(s) as may be mutually acceptable to the Executive and the Board.

(f)	Notwithstanding anything to the contrary herein, although the Executive shall provide services as a full-time employee, it is understood that the Executive, with prior notification to the Board, may (A) (1) participate in non-competing professional activities (except as set forth in clause (B)); (2) publish academic articles; (3) support non-competing external research programs; (4) participate in community and/or philanthropic activities; and (5) serve on non-profit boards of directors; and (B) subject to the prior written consent of the Board, which consent shall not unreasonably be withheld, serve on non-competing for-profit boards of directors (collectively, “Permitted Activities”); provided, that such Permitted Activities do not interfere with the Executive’s duties or services to the Company. As of the date of this Agreement, the Executive is engaged in the activities set forth on Exhibit A, which the parties agree are Permitted Activities.

2.	Term of Employment. The initial term of the Executive’s employment under this Agreement (the “Employment Period”) shall commence on the Start Date and shall end on the first anniversary of the Start Date, unless sooner terminated by the Company or the Executive pursuant to Section 6 or 7 of this Agreement, as the case may be, or voluntarily by the Executive. Notwithstanding the foregoing, unless written notice is given by the Executive or the Company to the other at least three (3) months prior to the expiration of the Employment Period (including at least three (3) months prior to the expiration of any extension of the Agreement, as provided below), the Employment Period automatically shall be extended by one (1) year from the date it would otherwise end (whether upon expiration of the initial Term or any extension(s) thereof), unless sooner terminated pursuant to Section 6 or 7 hereof or voluntarily by the Executive. In the event of such an automatic extension, the term “Employment Period,” as used herein, shall include each and any such extension.

3.	Compensation and Benefits.

(a)	As compensation for the services rendered or to be rendered pursuant to this Agreement, the Company will pay the Executive an annualized base salary in the amount of $567,000 (the “Base Salary”). The Executive’s Base Salary hereunder shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) in the first quarter of 2025, and at least annually thereafter during the Employment Period by the Compensation Committee or the Board, for adjustment upward (but not downward). Any adjustments shall be made at the discretion of the Board or the Compensation Committee. The Executive’s Base Salary, as so adjusted, shall be considered the new Base Salary for all purposes of this Agreement. The Base Salary shall be paid in accordance with the Company’s standard payroll practices applicable to its senior executives, as in effect from time to time.

(b)	The Company agrees that the Executive shall be eligible for an annual performance bonus from the Company with respect to each fiscal year of the Company that ends during the Employment Period, pursuant to the Company’s management incentive bonus program, policy or practice of the Board or Compensation Committee, as in effect from time to time. The target value of the annual performance bonus shall be 100% of the Executive’s Base Salary, with a range of 0 to 100%. The amount of any such performance bonus shall be determined by the Board or the Compensation Committee in its sole and absolute discretion, consistent with the Company’s performance, the Executive’s contribution to the Company’s performance and the provisions of any such applicable incentive bonus program, policy or practice; provided, however, that such annual performance bonus shall not exceed one hundred percent (100%) of the Base Salary for the fiscal year to which the bonus applies except pursuant to a specific finding by the Board or the Compensation Committee of the Board that a higher percentage is appropriate. Any such annual performance bonus shall be paid not later than three months after the end of the fiscal year to which the bonus relates; provided, however, that the Executive shall only be eligible to receive the annual performance bonus if the Executive is actively employed in good standing on the payment date. For the 2024 fiscal year, the annual performance bonus, if any, will be prorated based on the Executive’s start date with the Company.

(c)	The Company agrees to grant to the Executive, during the Employment Period, at the time of its usual annual grant to employees for the applicable year, such options and/or other equity awards with respect to shares of the Company’s common stock as the Board or the Compensation Committee of the Board shall determine.

The Company also agrees to grant to the Executive, following the Effective Date:

(i)	an option to purchase 112,500 shares of the Company’s common stock (the “First Option”) under the Company’s 2018 Stock Incentive Plan, as amended from time to time (the “Stock Plan”). The First Option shall vest in equal fourths over four years with the first 28,125 options vesting on the first anniversary of the date of grant, and the remaining three-fourths vesting in equal parts on subsequent anniversaries of the grant date.

(ii)	The Company further agrees to grant an additional option to purchase 112,500 shares of the Company’s common stock under the Stock Plan following the Company’s 2024 Annual Shareholder Meeting (the “Second Option”), subject to the Executive remaining employed in good standing on such date. The Second Option shall vest in equal fourths over four years with the first 28,125 options vesting on the first anniversary of the date of grant, and the remaining three-fourths vesting in equal parts on subsequent anniversaries of the grant date.

(iii)	The First Option and the Second Option shall be subject in all respects to the terms of the Stock Plan and the award agreements evidencing the awards.

(d)	The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Employment Period in the performance of services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may reasonably be required pursuant to the standard policies of the Company in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses. Additionally, the Executive shall receive a $12,000 annual allowance to be used at the Executive’s discretion. The allowance will be grossed up for tax purposes at the rate of 25%. Such allowance and related tax gross-up shall be paid not later than two and one-half months after the end of the year to which the allowance relates.

(e)	During the Employment Period, the Executive shall be eligible to participate in any qualified and non-qualified savings and retirement plans, and other compensation and benefit plans and programs, including welfare and fringe benefit programs, that are generally made available by the Company to other senior executives of the Company, in each case in accordance with the eligibility and participation provisions of such plans and programs and as such plans or programs may be in effect from time to time.

(f)	In 2024, the Executive shall be eligible for paid vacation of four (4) weeks, to be taken in accordance with and subject to the vacation policy of the Company. Starting in 2025, the Executive shall be eligible for paid vacation of five (5) weeks per calendar year, to be taken in accordance with and subject to the vacation policy of the Company in effect from time to time. In the event that Executive does not utilize all of her vacation in any calendar year, she may carry forward up to five (5) weeks (i.e., twenty-five (25) days) for up to one (1) calendar year. Unused vacation days shall not otherwise accumulate.

(g)	Executive will be eligible to receive a sign-on bonus (the “Sign-On Bonus”) in an amount and subject to such terms and conditions as are separately agreed by the Company and Executive. A Sign-On Bonus, if any, shall be paid to Executive in a single lump-sum no later than March 15, 2025.

4.	Confidentiality. As a condition of employment under this Agreement, the Executive agrees to execute the “Employee Proprietary Information and Ownership of Inventions Agreement” annexed hereto as Exhibit B (the “PIIA”). The Executive specifically agrees that failure to deliver such executed PIIA to the Company within five (5) days of the Effective Date shall render this Agreement null and void, and the Company shall have no further obligations to the Executive.

5.	Non-Competition, Non-Solicitation and Non-Disparagement.

(a)	During the Employment Period, the Executive shall not (1) provide any services, directly or indirectly, to any other business or commercial entity without the consent of the Board or (2) participate in the formation of any business or commercial entity without the consent of the Board; provided, however, that nothing contained in this Section 5(a) shall be deemed to prohibit the Executive from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding two percent (2%) of such corporation’s (or other entity’s) then-outstanding shares of capital stock (or other interests) and, provided further, that nothing contained herein shall be deemed to limit the Executive’s Permitted Activities pursuant to Section 1(f).

(b)	If this Agreement is terminated by the Company for Cause (as defined in Section 6(c)) or if the Executive terminates this Agreement other than in accordance with Section 7 or 8 hereof, or if the Executive is entitled to receive severance payments in connection with a termination of her employment in accordance with Section 8(c)(i) or 8(d)(i), then for a period of twelve (12) months following the date of termination the Executive shall not, in the United States, (1) provide any services, directly or indirectly, to any other business or commercial entity in the Company’s Field of Interest (as defined in Section 11), (2) solicit any customers or suppliers of the Company, (3) attempt to persuade or encourage customers or suppliers of the Company not to do business with the Company and/or to do business with a competitor of the Company, (4) participate in the formation of any business or commercial entity engaged primarily in the Company’s Field of Interest, or (5) directly or indirectly employ, or seek to employ or secure the services in any capacity of, any person employed at that time by the Company or any of its Affiliates (as defined in Section 11), or otherwise encourage or entice any such person to leave such employment; provided, however, that nothing contained in this Section 5(b) shall be deemed to prohibit the Executive from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) in the Company’s Field of Interest not exceeding two percent (2%) of such corporation’s (or other entity’s) then outstanding shares of capital stock (or other interests) and, provided further, that nothing contained herein shall be deemed to limit Executive’s Permitted Activities pursuant to Section 1(f). The Executive may request, in writing, that the Company waive its rights and/or the Executive’s obligations under this Section 5(b) in connection with a specific matter or opportunity; provided, that the Company shall have sole discretion to determine whether to grant such a waiver and the terms of any such waiver, which, if granted, shall be communicated to the Executive in writing. If any such waiver is granted, the Executive agrees to comply fully with its terms.

(c)	At no time during the Employment Period or thereafter will the Executive knowingly make any written or oral material untrue statement about the Company or its Affiliates or any written or oral statement that disparages the Company or its Affiliates. In addition, the Company will direct its executives and senior officers not to knowingly make any material written or oral untrue statement about the Executive or any written or oral statement that disparages the Executive.

(d)	If the Company has reason to believe that the Executive has committed a breach, or is threatening to commit a breach, of any of the provisions of this Section 5 or Exhibit B, the Company shall have the right and remedy to have the provisions of this Agreement or Exhibit B, as the case may be, specifically enforced, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(e)	If any of the covenants contained in this Section 5 or Exhibit B or any part hereof or thereof, is hereafter construed to be invalid, illegal or unenforceable by a court or regulatory agency or tribunal of competent jurisdiction, such court, agency or tribunal shall have the power, and hereby is directed, to substitute for or limit such provision(s) in order as closely as possible to effectuate the original intent of the parties with respect to such invalid, illegal or unenforceable covenant(s) generally and so to enforce such substituted covenant(s). Subject to the foregoing, the invalidity, illegality or unenforceability of any one or more of the covenants contained in this Section 5 shall not affect the validity of any other provision hereof, which shall be given full effect without regard to the invalid portions.

(f)	If any of the covenants contained in this Section 5 or Exhibit B, or any part hereof or thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the extent thereof, the parties agree that the tribunal making such determination shall have the power, and hereby is directed, to reduce the duration, area and/or extent of such provision and, in its reduced form, such provision shall then be enforceable.

6.	Termination by the Company. During the Employment Period, the Company may terminate this Agreement if any one or more of the following shall occur:

(a)	The Executive shall die during the Employment Period; provided, however, that the Executive’s legal representatives shall be entitled to receive (1) the Executive’s Base Salary through the date which is ninety (90) days after the Executive’s date of death and (2) a pro rata annual performance bonus (prorated by multiplying the full year bonus that otherwise would be due by the percentage derived from dividing the number of days in the then-current year prior to the death of the Executive by three-hundred sixty-five (365)) with respect to the fiscal year of the Company during which death occurs. Such pro rata bonus shall be paid at the same time as such annual performance bonuses are generally paid but in no event later than March 15th of the calendar year after the calendar year in which the Executive’s termination occurs. Upon the Executive’s death, stock options previously granted to the Executive that are vested and fully exercisable at the time of death shall remain fully exercisable, by the Executive’s legal representatives, through their respective original maximum terms (subject to earlier termination in connection with a change in control of the Company and similar events as provided in the applicable plan and/or award agreement) and otherwise in accordance with their respective terms and conditions. All stock options and stock awards (and similar equity rights) that have not vested prior the date of death shall be forfeited.

(b)	The Executive shall become physically or mentally disabled so that the Executive is unable substantially to perform her services, even with a reasonable accommodation required by law, hereunder for (1) a period of one-hundred twenty (120) consecutive days, or (2) shorter periods aggregating one-hundred eighty (180) days during any twelve (12) month period; provided, however, that the Company may terminate the Executive’s employment under this Section 6(b) only upon thirty (30) days’ prior written notice given by the Board to the Executive. Notwithstanding such disability the Company shall continue to pay the Executive her Base Salary through the date of such termination. In addition, the Executive shall be entitled to a pro rata annual performance bonus (prorated by multiplying the full year bonus that otherwise would be due by the percentage derived from dividing the number of days in the then-current year prior to the termination on account of disability of the Executive by three-hundred sixty-five (365)) with respect to the fiscal year of the Company during which such termination occurs. Such pro rata bonus shall be paid at the same time as such annual performance bonuses are generally paid but in no event later than March 15th of the calendar year after the calendar year in which the Executive’s termination occurs. Upon such a disability, stock options previously granted to the Executive that are vested and fully exercisable at the time of disability shall remain fully exercisable, by the Executive or her legal representatives, should she have such, through their respective original maximum terms (subject to earlier termination in connection with a change in control of the Company and similar events as provided in the applicable plan and/or award agreement) and otherwise in accordance with their respective terms and conditions. All stock options and stock awards (and similar equity rights) that have not vested prior to the date of disability shall be forfeited by the Executive.

(c)	The Executive acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term “Cause” means (1) the Executive’s indictment for, or conviction of, any crime or serious offense involving money or other property that constitutes a felony in the jurisdiction involved; (2) the Executive’s willful and ongoing neglect of, or failure to discharge, duties (including fiduciary duties), responsibilities and obligations with respect to the Company hereunder, provided such neglect or failure remains uncured for a period of thirty (30) days after written notice describing the same is given to the Executive by the Board; (3) the Executive’s violation of any of the non-competition provisions of Section 5 hereof or the Executive’s material breach of any provisions of Section 12 hereof or Exhibit B hereto, or (4) any act of fraud or embezzlement by the Executive involving the Company or any of its Affiliates. All determinations of Cause for termination pursuant to this Section 6 (including a determination, if applicable, of whether Cause has been cured) shall be made by the Board, and shall require at least a two-thirds (2/3) vote of the entire Board excluding the Executive, should she then be a member of the Board.

(d)	The Company terminates this Agreement and the Executive’s employment for any reason other than for death, disability, or Cause

7.	Termination by the Executive.

(a)	Good Reason. The Executive may terminate this Agreement and the Executive’s employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events:

(i)	any material adverse change in the Executive’s authority, duties or responsibilities, or titles;

(ii)	a material reduction in the Executive’s Base Salary or target annual performance bonus opportunity;

(iii)	a material breach by the Company of its obligations under this Agreement; or

(iv)	the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company;

provided, that the Executive’s termination shall only constitute a termination for Good Reason if (x) the Executive provides the Company with written notice detailing the specific condition alleged to constitute Good Reason within ninety (90) days after the initial occurrence of such condition, (y) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such notice, and (z) the date of the Executive’s termination of employment occurs within thirty (30) days following the expiration of the Company’s cure period.

(b)	Without Good Reason. The Executive may terminate this Agreement and the Executive’s employment hereunder without Good Reason at any time by providing thirty (30) days’ advance written notice to the Company.

8.	Severance and Benefit Continuation.

(a)	Termination by the Company for Cause or Termination by the Executive Without Good Reason. If the Company terminates this Agreement and the Executive’s employment for Cause pursuant to Section 6(c) hereof, or if the Executive terminates employment without Good Reason pursuant to Section 7(b), no severance or benefit continuation provisions shall apply; provided, however, that the Executive shall have the same opportunity to continue group health benefits at the Executive’s expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as is available generally to other employees terminating employment with the Company. All stock options and stock awards (and similar equity rights) held by the Executive that have vested prior to such termination of this Agreement may be exercised by the Executive for a period of one hundred eighty (180) days after the date of termination (subject to earlier termination in connection with a change in control of the Company and similar events as provided in the applicable plan and/or award agreement), at which time they shall automatically be forfeited if not exercised. All stock options and stock awards (and similar equity rights) that have not vested prior to such termination shall be forfeited by the Executive.

(b)	Termination for Death or Disability. In the event of termination of this Agreement pursuant to Section 6(a) or 6(b) by reason of the death or disability of the Executive, in addition to the Base Salary payments and pro rata annual performance bonus provided for in paragraph (a) or (b) of Section 6, as applicable, the Company shall continue to provide all benefits subject to COBRA, at its sole cost and expense, with respect to the Executive and her dependents for the maximum period provided by COBRA.

(c)	Termination by the Company Other Than for Death, Disability, or Cause or Termination by the Executive for Good Reason Outside of the Change in Control Protection Period. If (1) the Company terminates this Agreement and the Executive’s employment other than for Cause pursuant to Section 6(d) or (2) the Executive terminates this Agreement and her employment for Good Reason pursuant to Section 7(a), and, in either case, such termination does not occur during the Change in Control Protection Period (as defined in Section 8(d)), then, subject to Section 8(e):

(i)	the Company shall pay the Executive in accordance with its normal payroll practice an amount equal to the Executive’s Base Salary at the annualized rate in effect on the date of such termination), such payment to be made in equal monthly installments (rounded down to the nearest whole cent) over a period of twelve (12) consecutive months following the Executive’s Separation from Service (as defined in Section 11) (the “Severance Period”), with the first installment payable, subject to Section 8(e) and Section 13, in the month following the month in which the Executive’s Separation from Service occurs;

(ii)	all Company employee benefit plans and programs (including, but not limited to, the plans and programs set forth in Section 3(e)), other than participation in any Company tax-qualified retirement plan and any bonus, equity or other incentive plans and programs, applicable to the Executive shall be continued for the Severance Period, with the Company continuing to pay the same portion of the cost of such benefits as the Company would pay if the Executive were still actively employed (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall instead pay the Executive a cash amount equal to the after-tax economic equivalent thereof, which amount shall be paid in monthly installments at the same time and in the same manner as the Base Salary continuation payments; provided that, with respect to any benefit to be provided on an insured basis, such cash value shall be the value of the premiums expected to be paid for such coverage for such month, and with respect to other benefits, such value shall be the value of the expected cost to the Company of providing such benefits for such month). Notwithstanding the foregoing, with respect to group health plan coverage, (A) the Company’s obligations under this Section shall be subject to the Executive timely electing COBRA coverage; (B) such obligations shall not extend beyond the maximum length of time the Executive is entitled to such COBRA coverage; and (C) if the Executive becomes re-employed with another employer during the Severance Period and is eligible to receive comparable group health insurance coverage under another employer’s plans, the Company’s obligations under this Section shall be reduced to the extent comparable coverage is actually provided to the Executive and her dependents, and any such coverage shall be promptly reported by the Executive to the Company; and

(iii)	all stock options and awards of restricted stock (and similar equity rights), to the extent outstanding and vested on the date of such termination of this Agreement, shall remain fully exercisable through their respective original maximum terms (subject to earlier termination in connection with a change in control of the Company and similar events as provided in the applicable plan and/or award agreement) and otherwise in accordance with their respective terms and conditions.

(d)	Termination by the Company Other Than for Death, Disability, or Cause or Termination by the Executive Based for Good Reason During the Change in Control Protection Period. If, during the period commencing on the date four (4) months prior to a Change in Control and ending on the one (1) year anniversary of such Change in Control (the “Change in Control Protection Period”), (1) the Company terminates this Agreement and the Executive’s employment other than for Cause pursuant to Section 6(d) or (2) the Executive terminates this Agreement and her employment for Good Reason pursuant to Section 7(a), then, subject to Section 8(e):

(i)	the Company shall pay the Executive in accordance with its normal payroll practice an amount equal to two (2) times Executive’s Base Salary at the annualized rate in effect on the date of such termination such payment to be made in equal monthly installments (rounded down to the nearest whole cent) over a period of twelve (12) consecutive months following the Executive’s Separation from Service (as defined in Section 12) (the “CIC Severance Period”), with the first installment payable, subject to Section 8(e) and Section 15, in the month following the month in which the Executive’s Separation from Service occurs;

(ii)	all Company employee benefit plans and programs (including, but not limited to, the plans and programs set forth in Section 3(e)), other than participation in any Company tax-qualified retirement plan, applicable to the Executive shall be continued for the CIC Severance Period (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall instead pay the Executive a cash amount equal to the after-tax economic equivalent thereof, which amount shall be paid in monthly installments at the same time and in the same manner as the Base Salary continuation payments; provided that, with respect to any benefit to be provided on an insured basis, such cash value shall be the value of the premiums expected to be paid for such coverage for such month, and with respect to other benefits, such value shall be the value of the expected cost to the Company of providing such benefits for such month). Notwithstanding the foregoing, with respect to group health plan coverage, (A) the Company’s obligations under this Section shall be subject to the Executive timely electing COBRA coverage; (B) such obligations shall not extend beyond the maximum length of time the Executive is entitled to such COBRA coverage; and (C) if the Executive becomes re-employed with another employer during the Severance Period and is eligible to receive comparable group health insurance coverage under another employer’s plans, the Company’s obligations under this Section shall be reduced to the extent comparable coverage is actually provided to the Executive and her dependents, and any such coverage shall be promptly reported by the Executive to the Company; and

(iii)	all stock options and awards of restricted stock (and similar equity rights), to the extent outstanding and vested on the date of such termination of this Agreement), shall remain fully exercisable through their respective original maximum terms (subject to earlier termination in connection with a change in control of the Company and similar events as provided in the applicable plan and/or award agreement) and otherwise in accordance with their respective terms and conditions; provided, however, that the award agreements evidencing the First Option and the Second Option shall provide that the portions thereof that remain unvested immediately prior to the consummation of a change in control of the Company will accelerate and vest in full in connection with such change in control.

(e)	As a condition of receiving (i) the payments provided for in Section 8(c) or 8(d), as applicable, or, if applicable, (ii) the pro rata bonus provided for in Section 6(b), the Executive or her legal representatives, should she have such, shall first execute and deliver to the Company within twenty-one (21) days (or such other period required under applicable law) following such termination of employment a general release of all claims against the Company, its Affiliates, agents and employees (other than any claims or rights pursuant to the Agreement or pursuant to equity or employee benefit plans that cannot be released by law), in a form acceptable to the Company, and shall not revoke such release within any revocation period provided under applicable law. Notwithstanding the foregoing provisions of this Section 8(e), no release to be granted by the Executive shall be required to cause the Executive to release the Company from, waive, or forego in any way any of the Executive’s rights to indemnification under the applicable provisions of the Certificate of Incorporation or Bylaws of the Company, or any then-existing agreement between the Company and the Executive with respect thereto, or any vested rights or benefits applicable to Executive. Further, the Company acknowledges and agrees that the release will not include any confidentiality or non-competition, non-solicitation and non-disparagement covenants binding on the Executive that exceed the scope and/or duration of those covenants set forth in Sections 3(g) and 5, respectively, hereof.

(f)	Nonrenewal. For purposes of this Agreement, an election by the Company not to renew this Agreement beyond the end of the then-current Term shall be considered a termination of this Agreement Other Than for Cause, and an election by the Executive not to renew this Agreement beyond the end of the then-current Term shall be considered a termination of this Agreement Without Good Reason.

9.	Cooperation. Following the termination of the Executive’s employment, the Executive agrees to cooperate with, and assist, the Company to ensure a smooth transition in management and, if requested by the Company, to make herself available to consult during regular business hours at mutually agreed upon times for up to a three (3) month period thereafter. At any time following the termination of her employment, the Executive will provide such information as the Company may request with respect to any Company-related transaction or other matter in which the Executive was involved in any way, or of which the Executive had knowledge, while employed by the Company. The Executive further agrees, during the Employment Period and thereafter, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against, or by, the Company or its Affiliates, in connection with any dispute or claim of any kind involving the Company or its Affiliates, including providing testimony in any proceeding before any arbitral, administrative, judicial, legislative or other body or agency. The Executive shall be entitled to reimbursement for all properly documented expenses reasonably incurred in connection with rendering transition services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, meal expenses and legal fees, and the Executive shall be entitled to a per diem amount for her services equal to her then most recent annualized Base Salary under this Agreement, divided by two-hundred forty (240) (i.e., business days in the calendar year). Any amounts that become due under this Section shall be paid no later than March 15th of the calendar year after the calendar year in which the expense is incurred or the services rendered.

10.	No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of employment by the Company.

11.	Definitions. As used herein, the following terms have the following meeting:

(a)	“Affiliate” means, with respect to any Person, any other Person, controlled by or under common control with the Person in question, determined in accordance with Rule 12b-2 under the Exchange Act.

(b)	“Change in Control” means the occurrence of any of the following events:

(i)	Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one Person, or more than one Person acting as a group, acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii)	Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)	Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 11(b), Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code Section 409A”).

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (A) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

(c)	“Company’s Field of Interest” means the primary businesses of the Company as of the Executive’s termination, as described in the Company’s then two most recent Annual Reports on Form 10-K filed by the Company with the Securities and Exchange Commission (subject to any further description of such businesses that may be included in any Quarterly Reports on Form 10-Q or Current Reports on Form 8-K thereafter filed by the Company with the Securities and Exchange Commission) or as determined from time to time by the Board during the Employment Period.

(d)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e)	“Person” shall mean a natural person, corporation, or other entity, including such meaning as used in Sections 13(d) and 14(d) of the Exchange Act.

(f)	As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

12.	Representations by Executive. The Executive represents and warrants that she has full right, power and authority to execute this Agreement and perform her obligations hereunder and that this Agreement has been duly executed by the Executive and such execution and the performance of this Agreement by the Executive do not and will not result in any conflict, breach or violation of or default under any other agreement or any judgment, order or decree to which the Executive is a party or by which she is bound. The Executive acknowledges and agrees that any material breach of the representations set forth in this Section 12 will constitute Cause under Section 6.

13.	Section 409A Compliance.

(a)	It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Code Section 409A) from the Executive to the Company or to any other individual or entity. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Code Section 409A.

(b)	If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, then the payment of any amount due under this Agreement (i) that is deferred compensation subject to Section 409A and (ii) for which the payment event is a Separation from Service, shall be delayed until the earlier of (x) the date which is six (6) months after her Separation from Service for any reason other than death, or (y) the date of the Executive’s death. The provisions of this Section 13(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 13(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)	To the extent that any benefits pursuant to Section 8(c)(ii) or 8(d)(ii) or reimbursements pursuant to Section 3(d) or 3(e) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

14.	Arbitration. The parties shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder by negotiation. In the event that a dispute between the parties cannot be resolved within thirty (30) days of written notice from one party to the other party, such dispute shall, at the request of either party, after providing written notice to the other party, be submitted to arbitration in Lawrenceville, New Jersey in accordance with the arbitration rules of the American Arbitration Association then in effect. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue to be submitted to arbitration. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the arbitration rules of the American Arbitration Association. If the parties are unable to agree within ten (10) days, the arbitrator shall be selected by the Chief Judge (or equivalent) of the Superior Court for Mercer County, New Jersey, or by such other adjudicator within the New Jersey court system as the parties may agree. The discovery rights and procedures provided by the Federal Rules of Civil Procedure shall be available and enforceable in the arbitration proceeding. The written decision of the arbitrator so appointed shall be conclusive and binding on the parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, and each party shall pay for and bear the cost of its or her own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. Each party agrees to use its or her best efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within one hundred twenty(120) days after its submission. Notwithstanding the foregoing, the Company shall be free to pursue its rights and remedies under Section 5 hereof and pursuant to Exhibit B hereto in any court of competent jurisdiction, without regard to the arbitral proceedings contemplated by this Section 14.

15.	Notices. All notices, requests, consents and other communications required or permitted to be given hereunder or contemplated or in connection herewith shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery deemed to have occurred on the confirmed date of delivery by such service), registered or certified mail (return receipt to be requested and delivery deemed to have occurred when received by the recipient), or electronic mail (delivery deemed to occur upon written confirmation of receipt), or if delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Imunon, Inc.

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Attention: Chairman of the Compensation Committee

Telephone: 609-896-9100

Fax: 609-896-2200

If to the Executive:

Stacy Lindborg, PhD

Address: 1970 Massachusetts Ave, Lexington, MA 02421

Telephone:

Email: stacyrlindborg@gmail.com

or to such other most recent contact information as the Company has in its records.

16.	Indemnification and Limitation of Liability. The Corporation acknowledges and agrees that the protections afforded by Article Eighth of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, and Article VI of the Bylaws are available to the Executive throughout the Employment Period and thereafter, in accordance with their respective terms.

17.	Recoupment. Notwithstanding anything in this Agreement to the contrary, any payments or benefits paid or due to the Executive hereunder shall be subject to any recoupment or clawback policy adopted by the Company from time to time. The Company’s rights under this Section 17 shall be full recourse and shall be in addition to its other rights under this Agreement. The Company shall have the right to offset the Executive’s obligations under this Section 17 against any amounts otherwise owed to the Executive from the Company, to the extent permitted by applicable law.

18.	General.

(a)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed entirely in New Jersey without regard to any conflicts-of-law provisions thereof. To the extent any dispute (including an action by the Company to enforce its rights and remedies pursuant to Section 5) is not subject to arbitration as set forth in Section 14, the parties agree that any such action will be brought in a state or federal court in the State of New Jersey having competent jurisdiction.

(b)	This Agreement, together with the PIIA and the Stock Plan and stock option agreements described in Section 3(c), sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including without limitation the offer letter dated March 8, 2024. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. The Company hereby informs Executive that she has the right to consult with counsel prior to executing this Agreement, and Executive acknowledges that she has had the opportunity to do so. Notwithstanding the foregoing, in the event that the provisions hereof shall conflict with the terms of any stock option grant agreement, stock award agreement or similar document granting stock options, warrants or similar rights, then the terms hereof shall control.

(c)	This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

(d)	This Agreement shall be binding upon and inure to the benefit of the legal representatives, heirs, distributees, successors and permitted assigns of the parties hereto. The Company may not assign its rights and obligation under this Agreement without the prior written consent of the Executive, except to a successor to substantially all the Company’s business that expressly assumes the Company’s obligations hereunder in writing. For purposes of this Agreement, “successors” shall mean any successor by way of share exchange, merger, consolidation, reorganization or similar transaction, or the sale of all or substantially all of the assets of the Company. The Executive may not assign, transfer, alienate or encumber any rights or obligations under this Agreement, except by will or operation of law, provided that the Executive may designate beneficiaries to receive any payments permitted under the terms of the Company’s benefit plans.

(e)	This Agreement, and all obligations of the Company and the Executive hereunder, shall terminate upon the termination of the Executive’s employment, with the following exceptions: (i) the Executive’s continuing obligations under Sections 5 and 9; (ii) the benefits to be paid by the Company in accordance with Section 8 and the mitigation provisions of Section 10; (iii) the Executive’s rights to indemnification under Section 16; and (iv) and the relevant provisions in Sections 13 through 18. In addition, the PIIA shall survive the termination of this Agreement and continue in accordance with its terms.

[Signature Page follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

Imunon, Inc.

By:	/s/ Michael H. Tardugno
Print Name:	Michael H. Tardugno

Executive

By:	/s/ Stacy Lindborg
Print Name:	Stacy Lindborg, Ph.D.

Attachments:

Exhibit A – Permitted Activities

Exhibit B – Employee Proprietary Information and Inventions Agreement

Signature Page to Employment Agreement

Exhibit A

Permitted Activities

1.	Service on the Board of Directors of Brainstorm Cell Therapeutics

Exhibit B

Employee Proprietary Information and Inventions Agreement